SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   July 7, 2006

511410, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

DELAWARE	000-51193
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

4695 MacArthur Court

11th Floor

Newport Beach, CA 92660

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(202) 756-1616

(ISSUER TELEPHONE NUMBER)

4400 Route 9 South, #1000

Freehold, New Jersey 07728

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT.

On July 7, 2006 (the “Effective Date”), pursuant to the terms of a Stock Purchase Agreement, Ken Osako purchased 100,000 shares of the issued and outstanding common stock of 511410, Inc. (the “Company”) from Scott Raleigh, the sole officer, director and shareholder of the Company, for $36,000 in cash. The total of 100,000 shares represents all of the shares of outstanding common stock of the Company. Mr. Osako used his personal funds to purchase the shares of the Company. As part of the acquisition, and pursuant to the Stock Purchase Agreement, the following changes to the Company’s directors and officers have occurred:

o	As of July 7, 2006, Ken Osako was appointed to the Board of Directors of the Company.
o	Scott Raleigh then resigned as a member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial
Officer, Chairman of the Board and Secretary, effective July 7, 2006.
o	Also as of July 7, Ken Osako was appointed as the Company’s President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Secretary.

In connection with the change in control, the Company changed its executive offices to 4695 MacArthur Court

11th Floor, Newport Beach, CA 92660.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

Scott Raleigh resigned as a member of the Company’s Board of Directors effective as of July 7, 2006. Scott Raleigh also resigned as the Company’s President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Secretary, effective July 7, 2006. The resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Ken Osako was appointed as a member of the Company’s Board of Directors and as the Company’s President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Secretary, each as of July 7, 2006. Mr. Osako is 34 years old. From 2004 to the present Mr. Osako has served as CEO of Strategic Capital Consultants, Inc. From 2000 to 2003 Mr. Osako served as President of High Speed Cash, Inc. Mr. Osako served as CFO for Wheels America Advertising, Inc. from 1998 to 2000. From 1996 to 1997 he served as President of Conversion Specialist. From 1995 to 1996 he served as CFO of Morrison Distributors, Inc. Mr. Osako graduated from Oglethorpe University in Atlanta, GA with a Bachelors of Science degree.

No transactions occurred in the last two years to which the Company was a party in which Mr. Osako had or is to have a direct or indirect material interest. Mr. Osako does not have an employment agreement with the Company.

 ITEM 9.01 FINANCIAL STATEMENT AND EXHIBITS.

(a)	Financial Statements of Business Acquired.
Not applicable.
(b)	Pro Forma Financial Information
Not applicable.
(c)	Exhibits.
	2.1	Stock Purchase Agreement dated as of July 7, 2006 between Scott Raleigh and Ken Osako.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

51148, Inc.

By:	/s/ Ken Osako
Ken Osako, President

Dated: July 11, 2006